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EXHIBIT 5.1

2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com

April 2, 2008

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

Ladies and Gentleman:

        We have acted as counsel to American Campus Communities, Inc., a Maryland corporation (the "Company"), in connection with the proposed merger (the "Merger") of American Campus Acquisition LLC ("Sub"), a Delaware limited liability company and a wholly-owned subsidiary of American Campus Communities Operating Partnership LP, a Maryland limited partnership (the "Operating Partnership"), with and into GMH Communities Trust, a Maryland real estate investment trust ("GMH"), pursuant to an Agreement and Plan of Merger, dated as of February 11, 2008 (the "Merger Agreement"), by and among GMH, GMH Communities, Inc., a Delaware corporation, GMH Communities, LP, a Delaware limited partnership, the Company, the Operating Partnership, Sub and American Campus Acquisition Limited Partnership LP, a Delaware limited partnership. The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (the "Registration Statement") relating to the shares of common stock, par value $.01 per share (the "Shares") of the Company to be issued to shareholders of GMH pursuant to the Merger Agreement.

        We have examine and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the (a) the Company's Articles of Amendment and Restatement and bylaws, each as amended to date, (b) the Merger Agreement, (c) the Registration Statement and (d) certain minutes of proceedings and/or written consents of the Board of Directors of the Company and its subsidiaries. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of electronic certificates or electronic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

        We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland, the federal laws of the United States of America and, to the extent relevant to the opinions expressed herein, Section 18-209 of the Delaware Limited Liability Company Act and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, each as presently in effect, and, accordingly, no opinion is expressed with respect to any matter that under any document relevant to or covered by this letter is purported to be governed by the laws of any other jurisdiction.

        Based upon the foregoing, and subject to the assumptions, qualifications and limitations hereinabove and hereinafter stated, it is our opinion that the Shares have been duly authorized and, assuming (a) that the Registration Statement shall have been declared effective by the Commission, (b) that the parties to the Merger Agreement shall have either satisfied all conditions to the consummation of the Merger pursuant to the Merger Agreement or such conditions shall have been lawfully waived and (c) that the Shares issuable upon consummation of the Merger shall have been issued and delivered to the shareholders of GMH in accordance with the Merger Agreement, we are of the opinion that the Shares, when issued, shall be validly issued, fully paid and nonassessable.

        We undertake no, and disclaim any, obligation to advise you of any change in or any new development that might affect any matters or opinions set forth herein.

        We consent to the reference to our Firm under the heading "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,
LOCKE LORD BISSELL & LIDDELL LLP
By:	/s/ TONI WEINSTEIN Toni Weinstein

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  EXHIBIT 5.1